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FOR IMMEDIATE RELEASE

Contact:
Kimberly Moran                            Amy Cozamanis
Brener Zwikel & Associates, Inc.          Financial Relations Board
(818) 344-6195 ext. 121                   (310) 854-8314
kimberlym@bzapr.com                       acozamanis@financialrelationsboard.com


                      AVP ANNOUNCES FIRST LIVE BROADCAST OF
                               TOUR EVENTS ON FOX

   ~ FOX Sports increases equity ownership in AVP Pro Beach Volleyball Tour ~

LOS ANGELES - February 21, 2006 - AVP Pro Beach Volleyball Tour, Inc., a wholly owned subsidiary of AVP, Inc. (OTC: AVPI.OB), a lifestyle sports entertainment company focused on professional beach volleyball announced today that the FOX Sports will nationally broadcast live two event finals on the 2006 AVP Tour.

FOX Sports will air both the men's finals of the Santa Barbara Open on May 20 (4:30-6 p.m. ET) and the women's finals of the Sacramento Open on June 17 (4:30-6 p.m. ET). FOX's Major League Baseball coverage, which historically has generated healthy ratings, will precede each broadcast. FOX Sports has a strong sports programming line-up including coverage of the National Football League
(NFL), NASCAR and the college football's Bowl Championship Series (BCS) beginning in January 2007. As a part of the deal, FOX Sports will contribute the time and production of the event and will receive additional equity in AVP. FOX first became a strategic investor in the Company in September 2003 and, with this additional equity, will own approximately 18% of AVP's outstanding common stock.

The AVP Tour will continue to receive coverage on NBC and FSN. In addition to the two live events on FOX, four events will be broadcast on NBC and 10 events will be broadcast on FSN, which will also re-broadcast the tournaments shown on both NBC and FOX.

"We are thrilled that the FOX Sports has included AVP in its impressive line-up of sports coverage and continues to support the Company as a significant shareholder," said Leonard Armato, CEO and Tour Commissioner. "FOX Sports is well respected in its national coverage of the NFL, Major League Baseball and NASCAR, and we believe that being part of their coverage showcases the popularity of AVP as an established sports property. We are also excited at the prospect of following two Major League Baseball games, which we hope we can parlay into new viewership for AVP. The AVP Tour is very excited to become a part of the FOX Sports family this year and we hope that this relationship will only continue to blossom."
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"We are very  excited to showcase  two of the AVP's  premier  events,"  said FOX
Sports President Ed Goren. "Its fan base and popularity have grown tremendously since our initial involvement and the addition of the AVP Tour Finals to FOX Sports is a wonderful complement to our championship programming."

About the AVP Pro Beach Volleyball Tour, Inc.

AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent national touring series, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP staged 14 events throughout the United States in 2005 and will increase the Tour stops to 16 events for 2006. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

Since 1994, FOX Sports has earned over 63 Emmy Awards for excellence in the presentation of the biggest sporting events on television, more than any other network during the same stretch of time. FOX Sports is the exclusive network broadcast rights holder for Major League Baseball, the exclusive network broadcaster of NFC regular-season National Football League games, the broadcast television home to the first-half of NASCAR NEXTEL Cup racing, and the main rightsholder to college football's Bowl Championship Series (BCS) which includes the Fiesta Bowl, Sugar Bowl, Orange Bowl and the BCS National Championship Game, beginning in January 2007.

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